  Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information,
and the Related Notes Thereto, of Super League Gaming, Inc.
as of and for the Year ended December 31, 2020

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Overview

On March 9, 2021, Super League Gaming, Inc. (the “Company” or “Super League”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Mobcrush Streaming, Inc. (“Mobcrush”), the Company, and SLG Merger Sub II, Inc., a wholly-owned subsidiary of the Company (“Merger Co”). The Merger Agreement provides for the acquisition of Mobcrush by the Company pursuant to the merger of Merger Co with and into Mobcrush, with Mobcrush as the surviving corporation (the “Merger”). Upon completion of the Merger, Mobcrush will be a wholly-owned subsidiary of the Company.

In accordance with the terms and subject to the conditions of the Merger Agreement: (A) each outstanding share of Mobcrush common stock, par value $0.001 per share ("Mobcrush Common Stock"), and Mobcrush preferred stock, par value $0.001 ("Mobcrush Preferred Stock", and with the Mobcrush Common Stock, the "Mobcrush Stock") (other than dissenting shares) will be canceled and converted into the right to receive (i) 0.528 shares of the Company's common stock, par value $0.001 per share ("Company Common Stock"), as determined in the Merger Agreement (the “Share Conversion Ratio”), and (ii) any cash in lieu of fractional shares of Common Stock otherwise issuable under the Merger Agreement (the "Merger Consideration"). Subject to certain adjustments and other terms and conditions more specifically set forth in the Merger Agreement, the Company will be issuing 12,582,204 shares of Company Common Stock as the Merger Consideration.

The obligations of the Company and Mobcrush to consummate the Merger are subject to certain closing conditions, including, but not limited to the approval of Mobcrush's and the Company’s shareholders.

Pro Forma Condensed Combined Information

The following unaudited pro forma condensed combined financial information combines the historical financial statements of Super League and Mobcrush and gives effect to the Merger as if the Merger had previously occurred on the dates specified below. The pro forma adjustments reflecting the completion of the Merger are based upon the acquisition method of accounting in accordance with U.S. generally accepted accounting principles ("GAAP"), and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements.

In accordance with the acquisition method of accounting, the actual financial statements of Super League will reflect the Mobcrush acquisition only from and after the actual date of acquisition. Super League has not yet undertaken any detailed analysis of the fair value of Mobcrush’s assets and liabilities and will not finalize the purchase price allocation related to the Merger until after the merger is consummated.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020, gives effect to the Merger as if it had taken place on December 31, 2020. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020, reflect the Merger as if it had taken place on January 1, 2020.

The unaudited pro forma condensed combined financial information, and the accompanying notes, should be read in conjunction with the historical financial statements of the Company as of and for the year ended December 31, 2020, which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2021, including the notes thereto. The unaudited pro forma condensed combined financial information, and the accompanying notes, should also be read in conjunction with the historical financial statements of Mobcrush as of and for the years ended December 31, 2020, and 2019, including the notes thereto, included elsewhere herein.

The estimated acquisition consideration and estimated fair value of assets acquired and liabilities assumed in Note 2 and the preliminary pro forma adjustments in Note 3, are based upon preliminary estimates and currently available information. Final acquisition accounting adjustments may differ from the preliminary pro forma adjustments presented herein.

For purposes of the pro forma condensed combined information, adjustments for estimated transaction and integration costs for the Merger have been excluded. Aggregate estimated transaction costs are expected to be approximately $900,000 and include estimated costs associated with legal, advisory and accounting fees of both companies. In addition, the combined company will incur integration costs related to system and other conversions and other integration costs. The specific details of these integration plans will continue to be refined over the next several quarters.

The unaudited pro forma condensed combined financial information included herein does not give effect to any potential cost reductions or other operating efficiencies that could result from the Merger, including but not limited to those associated with potential (i) reductions of corporate overhead, (ii) eliminations of duplicate functions and (iii) increased operational efficiencies through the adoption of best practices and capabilities from each company.

The unaudited pro forma condensed combined balance sheet and statements of operations are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the acquisition been completed on the assumed date or for the periods presented, or which may be obtained in the future.

SUPER LEAGUE GAMING, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2020

	Super League Gaming, Inc.	Mobcrush Successor	Preliminary Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets
Cash	$7,942,000	$1,712,000	$(1,712,000)	(A)	$7,942,000
Accounts receivable	588,000	1,134,000			1,722,000
Prepaid expenses and other current assets	837,000	216,000			1,053,000
Total current assets	9,367,000	3,062,000	(1,712,000)		10,717,000
Property and Equipment, net	138,000	21,000	44,000	(C)	203,000
Intangible and Other Assets, net	1,907,000	2,501,000	3,480,000	(C),(E)	7,888,000
Goodwill	2,565,000	1,116,000	29,401,000	(C),(E)	33,082,000
Total assets	$13,977,000	$6,700,000	$31,213,000		$51,890,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$1,829,000	$2,258,000	$(1,712,000)	(A)	$2,375,000
Deferred Revenue	-	180,000	(180,000)	(B)	-
Total current liabilities	1,829,000	2,438,000	(1,892,000)		2,375,000

Note Payable	1,208,000	-	-		1,208,000
Total liabilities	3,037,000	2,438,000	(1,892,000)		3,583,000

Stockholders’ Equity
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; no shares issued or outstanding
Preferred Series A - Mobcrush		3,415,000	(3,415,000)	(D)	-
Preferred Series A-1- Mobcrush		4,891,000	(4,891,000)	(D)	-
Common stock, par value $0.001 per share; 100,000,000 shares authorized; 15,483,010 and 8,573,922 shares issued and outstanding as of December 31, 2020 and 2019, respectively.	25,000	-	13,000	(D)	38,000
Additional paid-in capital	115,459,000	66,000	38,841,000	(D),(E.1)	154,366,000

Accumulated deficit	(104,544,000)	(4,110,000)	2,557,000	(C), (D), (E), (E.1)	(106,097,000)
Total stockholders’ equity	10,940,000	4,262,000	33,105,000		48,307,000
Total liabilities and stockholders’ equity	$13,977,000	$6,700,000	$31,213,000		$51,890,000

SUPER LEAGUE GAMING, INC.
UNAUDITED PRO FORMA CONDENSEDCOMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2020

		Mobcrush
		Successor	Predecessor
	Super League Gaming, Inc.	Period from May 4, 2020 to December 31, 2020	Period from January 1, 2020 to May 3, 2020	Preliminary Pro Forma Adjustments		Pro Forma Combined

Revenue	$2,064,000	$4,457,000	$2,070,000	$-		$8,591,000
Cost of Revenues	(856,000)	(2,967,000)	(1,202,000)	-		(5,025,000)
Gross Profit	1,208,000	1,490,000	868,000	-		3,566,000

Operating Expenses
Selling, marketing and advertising	5,403,000	1,211,000	1,001,000	-		7,615,000
Technology Platform and Infrastructure	6,647,000	2,118,000	1,433,000	-		10,198,000
General and administrative	7,901,000	2,263,000	1,722,000	1,553,000	(F),(I)	13,439,000
Total operating expenses	19,951,000	5,592,000	4,156,000	1,553,000		31,252,000
Net operating loss	(18,743,000)	(4,102,000)	(3,288,000)	(1,553,000)		(27,686,000)
Other income (expense)
Interest expense	(8,000)		(54,000)	54,000	(G)	(8,000)
Other	19,000	(8,000)	7,000	-		18,000
Total other income (expense)	11,000	(8,000)	(47,000)	54,000		10,000
Net Loss	$(18,732,000)	$(4,110,000)	$(3,335,000)	$(1,499,000)		$(27,676,000)

Basic and diluted loss per common share	$(1.64)			$-		$(1.15)
Weighted-average number of shares outstanding, basic and diluted	11,430,057			12,582,204	(H)	24,012,261

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.    Description of Transaction and Basis of Presentation

On March 9, 2021, the Company entered into a Merger Agreement by and among Mobcrush, the Company, and Merger Co. The Merger Agreement provides for the acquisition of Mobcrush by the Company pursuant to the merger of Merger Co with and into Mobcrush, with Mobcrush as the surviving corporation. Upon completion of the Merger, Mobcrush will be a wholly-owned subsidiary of the Company.

In accordance with the terms and subject to the conditions of the Merger Agreement: (A) each outstanding share of Mobcrush Stock, (other than dissenting shares) will be canceled and converted into the right to receive (i) 0.528 shares of the Company Common Stock, as determined in the Merger Agreement, and (ii) any cash in lieu of fractional shares of Company Common Stock otherwise issuable under the Merger Agreement. Subject to certain adjustments and other terms and conditions more specifically set forth in the Merger Agreement, the Company will be issuing 12,582,204 shares of Company Common Stock as the Merger Consideration.

The obligations of the Company and Mobcrush to consummate the Merger are subject to certain closing conditions, including, but not limited to the approval of Mobcrush's and the Company’s shareholders.

The accompanying unaudited pro forma condensed combined financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives effect to the Merger as if it had taken place on December 31, 2020. The unaudited pro forma condensed combined statement of operation for the year ended December 31, 2020, reflects the Merger as if it had taken place on January 1, 2020. The estimated fair values of the assets acquired and liabilities assumed in Note 2 and the preliminary pro forma adjustments in Note 3, are based upon preliminary estimates and currently available information. Final acquisition method accounting adjustments may differ from the pro forma adjustments presented.

The pro forma adjustments include the application of the acquisition method of accounting pursuant to ASC Topic 805, "Business Combinations" (“ASC 805”). ASC 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Under the acquisition method of accounting, the purchase consideration is allocated to the assets acquired, including tangible assets, and identifiable intangible assets and liabilities assumed, based on their estimated fair market values on the date of acquisition. Any excess purchase price after the initial allocation to identifiable net tangible and identifiable intangible assets is assigned to goodwill. Amounts attributable to intangible assets other than goodwill are amortized using the straight-line method over the estimated economic useful life of the underlying intangible asset. Fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The historical consolidated financial data has been adjusted to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s preliminary estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments.

2.    Merger Consideration and Estimated Fair Value of Assets Acquired and Liabilities Assumed

The following preliminary allocation of the Merger Consideration is based on the Company’s preliminary estimates of the fair value of the tangible and intangible assets and liabilities of Mobcrush as of December 31, 2020. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the acquisition and will be completed after the acquisition is consummated. Such final determination of the purchase price allocation may be different than the preliminary estimates used in these pro forma condensed combined financial statements.

Merger Consideration. As described above, the Merger Consideration is primarily comprised of 12,582,204 shares of Company Common Stock. A preliminary estimate of the purchase consideration, assuming the transaction closed on January 29, 2021, is as follows (rounded to nearest thousandth, except share and per share information):

Number of shares of Super League common stock	12,582,204
Super League closing stock price - January 29, 2021	$3.07
Total estimated purchase price Fair value of shares of Super League common stock	$38,627,000

For pro forma purposes, the fair value of the Company Common Stock used in determining the estimated Merger Consideration was $3.07 per share based on the closing price of Company Common Stock on January 29, 2021.

The final Merger Consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to changes in Company Common Stock price as of the actual closing date of the Merger. A sensitivity analysis related to the fluctuation in the Company Common Stock price was performed to assess the impact that a hypothetical change of 20% on the closing price of Company Common Stock on January 29, 2021 would have on the equity component of the estimated Merger Consideration and estimated goodwill as of the closing date, as follows:

Change in Stock Price:	Stock Price	Equity Component of Merger Consideration	Estimated Goodwill
Increase 20%	$3.68	$46,303,000	$38,243,000
Decrease 20%	$2.46	$30,952,000	$22,792,000

As of April 30, 2021, the Company’s Common Stock closing price was $5.38.

Estimated Fair Value of Assets Acquired and Liabilities Assumed. Other than as described above relating to the equity component of the Merger Consideration, the unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives pro forma effect to the Merger as if it was completed on December 31, 2020. The estimated preliminary purchase price of Mobcrush is allocated to the assets to be acquired and liabilities to be assumed, based on the following preliminary basis as of December 31, 2020:

Amount
Assets Acquired and Liabilities Assumed:
Fair value of net tangible assets acquired	$840,000
Intangible assets acquired - patents	7,270,000
Goodwill	30,517,000
Total	$38,627,000

Management is primarily responsible for determining the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed as of the acquisition date. For the final analysis, management anticipates considering a number of factors, including reference to an independent analysis of estimated fair values solely for the purpose of allocating the purchase price, which is not yet complete. The preliminary estimates are subject to revision as more detailed analysis is completed and additional information on the fair values of the assets and liabilities acquired as of the acquisition date becomes available. Any change in the estimated fair value of the net assets acquired will change the amount of the Merger Consideration allocable to tangible and intangible assets acquired, and to goodwill, if any. Final acquisition method accounting adjustments may therefore differ materially from the proforma adjustments presented herein.

Immediately prior to the effective time of the Merger, each vested option to acquire shares of Mobcrush common stock will be exercised so that, at the effective time of the Merger, shares of Mobcrush common stock issued upon exercise of these vested options will receive shares of Super League common stock issuable as Merger Consideration. Unvested options to acquire shares of Mobcrush common stock that are outstanding immediately prior to the effective time shall be canceled, and a number of options to purchase shares of Super League common stock will be issued to replace the cancelled options in a manner consistent with options currently granted by Super League under the 2014 Plan (the “Replacement Options”). The total number of Replacement Options to be issued to assumed Mobcrush employees upon closing of the Merger is estimated to be approximately 500,000 stock options. The actual amount of Replacement Options issued has not yet been determined and may differ materially from the preliminary estimate provided herein.

The Merger will be treated for tax purposes as a nontaxable transaction and, as such, the historical tax bases of the acquired assets and assumed liabilities, net operating losses, and other tax attributes of Mobcrush will carryover. As a result, no new tax goodwill will be created in connection with the Merger as there is no step-up to fair value of the underlying tax bases of the acquired net assets. The acquisition method of accounting includes the establishment of a net deferred tax asset or liability resulting from book tax basis differences related to assets acquired and liabilities assumed on the date of acquisition. Acquisition date deferred tax assets primarily relate to certain net operating loss carryforwards of Mobcrush. Acquisition date deferred tax liabilities related to specifically identified non-goodwill intangibles resulting from the acquisition. For purposes of the pro forma condensed combined financial information, the estimated net deferred tax liability would be offset by the Company’s existing net deferred tax assets, against which the Company recorded a full valuation allowance as of December 31, 2020.

3.    Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

The following is a discussion of the adjustments made in connection with the preparation of the unaudited pro forma condensed combined financial statements. Each of these adjustments is based on a preliminary assessment of currently available information, including preliminary estimates of the fair values of Mobcrush's assets and liabilities and estimated periodic amortization of such adjustments to the extent applicable, and other preliminary estimates, as described above. Actual adjustments will be made when the final estimate of the fair value of Mobcrush's assets and liabilities on the acquisition date is determined. Accordingly, the actual adjustments to Mobcrush’s assets and liabilities and the related amortization of such adjustments, and other estimates, may differ materially from the estimates reflected in the unaudited pro forma condensed combined financial statements contained herein.

The accompanying unaudited pro forma combined balance sheet gives effect to the Merger as if it had taken place on December 31, 2020. The column entitled "Mobcrush Successor" on the unaudited pro forma combined balance sheet reflects the historical unaudited balance sheet of Mobcrush as of December 31, 2020. The unaudited pro forma combined statements of operations for the year ended December 31, 2020, reflect the Merger as if it had taken place on January 1, 2020. The columns entitled "Mobcrush Successor" and “Mobcrush Predecessor” on the unaudited pro forma condensed combined statements of operations reflects the historical unaudited operating results of Mobcrush for the applicable periods presented.

Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet also give effect to the following pro forma adjustments:

(A)
To reflect the acquisition of Mobcrush’s net liabilities at closing, pursuant to the terms of the Merger Agreement. The adjustment contemplates that Mobcrush will use existing cash to extinguish the applicable portion of liabilities as of the proforma balance sheet date.

(B)
To reflect the estimated fair value of deferred revenues in connection with the application of the acquisition method of accounting.

(C)
To reflect the preliminary estimated fair value of identifiable assets acquired and liabilities assumed. Intangible assets are amortized over the estimated economic useful lives of the underlying identifiable intangible assets, estimated as described below, for purposes of the pro forma condensed combine income statements included herein. Also reflects teh reversal of fiscal 2020 depreciation and amortization expense for Mobcrush pre-merger fixed assets and intangibles, totaling $29,000.

(D)
To reflect the transfer of the Merger Consideration as described above, primarily consisting of the issuance of 12,582,204 shares of Company Common Stock to the selling shareholders of Mobcrush, pursuant to the terms of the Merger Agreement. Also includes pro forma adjustments to eliminate the net equity of Mobcrush in connection with the application of the acquisition method of accounting.

(E)
To reflect the reversal of Mobcrush’s pre-merger existing intangibles and goodwill as of December 31, 2020, in connection with the application of acquisition method of accounting. Also reflects the recording of estimated pro forma amortization of identifiable intangibles acquired in connection with the Merger totaling $1,289,000 for the period presented.

(E.1)
To record in additional paid-in capital and accumulated deficit, estimated annual noncash stock compensation expense, totaling $293,000, in connection with the issuance of an estimated 500,000 Replacement Stock Options by Super League to certain Mobcrush employees assumed in connection with the Merger, estimated using a Black-Scholes calculation, based on an estimated stock price of $3.07. The actual amount of Replacement Options to be issued has not yet been determined and may differ materially from the preliminary estimate provided herein.

Unaudited Pro Forma Condensed Combined Income Statement

The unaudited pro forma condensed combined income statement also give effect to the following pro forma adjustments:

(F)
To reflect amortization of the estimated intangible assets acquired on a straight-line basis over the estimated economic useful life of the respective assets. The preliminary allocation of Merger Consideration to the intangible assets acquired and the related estimated useful lives was as follows:

Description	Amount	Estimated Useful Life (years)	Amortization Expense per Year
Developed Technology	$2,500,000	5	$500,000
Influencers/Content Creators	1,800,000	5	360,000
Advertiser and Agency Relationships	1,540,000	10	154,000
Trademarks	1,000,000	5	200,000
Other	466,000	5-7	75,000
	$7,306,000		$1,289,000

Also reflects the reversal of fiscal 2020 depreciation and amortization expense for Mobcrush pre-merger fixed assets and intangibles, totaling $29,000.

(G)
To exclude interest expense related to a convertible promissory note to a minority stockholder of Mobcrush, issued in December 2019, totaling $3,115,000, bearing interest at 5% compounded annually, with an original maturity of the earlier of January 31, 2020, or the closing of the next equity financing. In May 2020, the note holder became the majority stockholder of Mobcrush Streaming, Inc. and assigned the note to that company. On May 4, 2020, in connection with Mobcrush Streaming, Inc.’s purchase of the assets of Mobcrush, Inc., the note plus accrued interest balance of $3,181,000 was forgiven. This loan forgiveness was considered part of the May 4, 2020 purchase price consideration. There is no debt outstanding as of December 31, 2020. As such, the interest expense related to the promissory note has been excluded from the accompanying unaudited pro forma combined statements of operations for the periods presented.

(H)
The denominator in computing pro forma earnings (loss) per share includes only those common shares to be issued as Merger Consideration in connection with the Merger on a pro forma basis, totaling 12,582,204 shares.

(I)
To record estimated annual noncash stock compensation expense, totaling $293,000, in connection with the issuance of an estimated 500,000 Replacement Stock Options by Super League to certain Mobcrush employees assumed in connection with the Merger, estimated using a Black-Scholes calculation, based on an estimated stock price of $3.07. The actual amount of Replacement Options to be issued has not yet been determined and may differ materially from the preliminary estimate provided herein.